Exhibit 99.1

PRESS RELEASE	JANUARY 17, 2006

NORTHWEST PIPE COMPANY ANNOUNCES $10 MILLION ORDER AND

PROVIDES FOURTH QUARTER OUTLOOK

PORTLAND, OREGON... Northwest Pipe Company (NASDAQ: NWPX) announced today that it has received a letter of intent from Kenny/Shea/Traylor, a joint venture of Wheeling, Illinois, to supply approximately $10 million of welded steel pipe for a water treatment plant.

Northwest Pipe will supply approximately 56,000 feet of large diameter steel pipe that will be used in a tunnel that is part of the Brightwater treatment plant in King County, Washington. The tunnel will be 14,000 feet long and approximately 18 feet in diameter at depths to 260 feet. The pipe will be installed inside the tunnel in four separate lines ranging from 27 inches to 84 inches in diameter. The pipe is expected to be manufactured in the Company’s Portland, Oregon division beginning in 2007 with final delivery in 2008. The contract for the tunnel and the related pipe is the first phase of this $1.4 billion wastewater treatment plant.

The Company also commented on its financial expectations for the fourth quarter of 2005. “We expect to finish 2005 with a solidly profitable quarter with a range of earnings between $0.44 and $0.48 per share,” said Brian W. Dunham, chief executive officer.

The Company’s Tubular Products and Fabricated Products Groups performed generally as expected during the quarter. The Water Transmission Group, which had been expected to generate revenues of $60-62 million for the quarter, is now projecting revenues in the $54-56 million range. “Weather issues in certain plants, delays in steel deliveries, and some temporary production issues related to consolidation and new operations have combined to reduce our quarterly revenues,” noted Dunham.

“Even with these fourth quarter issues,” Dunham continued, “we expect to report both record sales and earnings for 2005. Furthermore, although we expect a relatively slow first quarter in 2006, we expect to reach all-time highs in both sales and earnings again in 2006.”

The Company expects to release final financial results for 2005 on February 22, 2006.

Northwest Pipe Company manufactures welded steel pipe and other fabricated products in three business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

This release contains forward-looking statements, including but not limited to those statements regarding the project described above and those statements regarding the Company’s expectations as to financial results for the quarters ending December 31, 2005 and March 31, 2006 and the years ending December 31, 2005 and 2006. These statements reflect management’s current views and estimates of market circumstances, industry conditions and Company performance. Actual results could vary materially from the description contained herein due to many factors including adjustments to the Company’s financial information as a result of the completion of year-end financial statements and the audit of such financial statements by the Company’s independent registered public accounting firm. Other factors that could cause actual results to vary materially from the description contained herein include market demand, operating efficiencies, availability and price of raw materials, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For more information, contact:

Brian Dunham

503-946-1200